EXHIBIT 99.1

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EDITED TRANSCRIPT
DIOD - Q1 2017 Diodes Inc Earnings Call

EVENT DATE/TIME: MAY 09, 2017 / 09:00PM GMT

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MAY 09, 2017 / 09:00PM GMT, DIOD - Q1 2017 Diodes Inc Earnings Call

CORPORATE PARTICIPANTS

Keh-Shew Lu Diodes Incorporated - CEO, President and Director

Leanne K. Sievers Shelton Group - EVP IR

Mark A. King Diodes Incorporated - SVP of Sales and Marketing

Richard D. White Diodes Incorporated - CFO and Secretary

CONFERENCE CALL PARTICIPANTS

Gary Wade Mobley The Benchmark Company, LLC, Research Division - Research Analyst

Shawn Matthew Harrison Longbow Research LLC - Senior Research Analyst

Tristan Gerra Robert W. Baird & Co. Incorporated, Research Division - MD and Senior Research Analyst

PRESENTATION

Operator

Good afternoon, and welcome to Diodes Incorporated's First Quarter 2017 Financial Results Conference Call. (Operator Instructions) As a reminder, this conference call is being recorded today, Tuesday, May 09, 2017.

I would now like to turn the call over to Leanne Sievers of Shelton Group, Investor Relations. Leanne, please go ahead.

Leanne K. Sievers - Shelton Group - EVP IR

Good afternoon, and welcome to Diodes' First Quarter 2017 Financial Results Conference Call. I'm Leanne Sievers, President of Shelton Group, Diodes' Investor Relations firm.

Joining us today are Diodes President and CEO, Dr. Keh-Shew Lu; Chief Financial Officer, Rick White; Senior Vice President of Sales and Marketing, Mark King; and Director of Investor Relations, Laura Mehrl.

Before I turn the call over to Dr. Lu, I'd like to remind our listeners that the results today are preliminary as they are subject to the company finalizing its closing procedures and customary quarterly review by the company's independent registered public accounting firm. As such, these results are subject to revision until the company files its Form 10-K for its first quarter year 2017.

In addition, management's prepared remarks contain forward-looking statements which are subject to risk and uncertainties, and management may make additional forward-looking statements in response to your questions. Therefore, the company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, and therefore we refer you to a more detailed discussion of the risks and uncertainties in the company's filings with the Securities and Exchange Commission.

In addition, any projections as to the company's future performance represent management's estimates as of today, May 09, 2017. Diodes assumes no obligation to update these projections in the future as market conditions may or may not change.

Additionally, the company's press release and management statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms. Included in the company's press release are definitions and reconciliations of GAAP to non-GAAP items, which provide additional details.

Also, throughout the company's press release and management's statements during this conference call, we refer to net income attributable to common stockholders as GAAP net income. For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 60 days in the Investor Relations section of Diodes' website at www.diodes.com.

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And now, I'll turn the call over to Diodes' President and CEO, Dr. Keh-Shew Lu. Dr. Lu, please go ahead.

Keh-Shew Lu - Diodes Incorporated - CEO, President and Director

Thank you, Leanne. Welcome everyone, and thank you for joining us today. Revenue in the first quarter was at the high end of the guidance, increasing almost 2% sequentially as compared to typical seasonality of down about 5%. Sales in Europe were particularly strong with a [resurgence] in the revenue from the industrial market, combined with strengthening demand in North America. Additionally, our automotive revenue continued to grow from the record level achieved last year, resulting in growth of almost 25% over the prior year quarter. Also, notable in the quarter, gross margin exceeded our guidance and has surpassed 31%. The improvement was due to increased loading at our manufacturing facilities as a result of the stronger business environment as well as better pricing; in particular for [analog] products acquired from Pericom.

Our KFAB facility is up and running with stable monthly output attained in March. When combined with lower SG&A and R&D expense as a percent of the revenue, we delivered GAAP profitability of $0.02, despite the KFAB closure accruals. Excluding the accruals, non-GAAP earning per share was $0.14. Further, our strong cash generation enabled us to pay down an additional $11 million in long-term debts.

As we look to the second quarter, our business as well as the overall market are showing signs of continued strength. As a result, we expect to deliver 10% sequential growth, 33% non-GAAP gross margin and 22.3% of revenue for R&D plus SG&A, all at the midpoints.

This strong start to the first half of the year brings us within closer reach of our target operating model of 35% gross margin, and 20% R&D plus SG&A. With a broadened product portfolio and an expanded sales channel following our integration of Pericom, we are well positioned to fully capitalize on those improving market conditions.

With that, I will now turn the call over to Rick to discuss our first quarter financial results as well as second quarter guidance in more detail.

Richard D. White - Diodes Incorporated - CFO and Secretary

Thanks, Dr. Lu, and good afternoon, everyone. Revenue for the first quarter 2017 was $236.3 million compared to $232.1 million in the fourth quarter 2016 and $222.7 million in the first quarter 2016. Revenue for the quarter was up 1.8% sequentially and reflects better than expected seasonality, due primarily to strength in Europe and North America. GAAP gross profit for the first quarter was $73.9 million or 31.3% of revenue, including $0.5 million related to KFAB closure accruals. Non-GAAP gross profit was $74.4 million, or 31.5% of revenue, excluding the accrual. This compares to fourth quarter 2016 GAAP gross profit of $67.3 million or 29% of revenue, and first quarter 2016 of $64.2 million or 28.8% of revenue. The increase in gross profit margin was due primarily to improved utilization and pricing.

GAAP operating expenses were $64.6 million or 27.3% of revenue and $57.3 million or 24.2% of revenue on a non-GAAP basis, which excludes $4.8 million of amortization of acquisition-related intangible asset expenses, $2.3 million of KFAB closure accruals and $200,000 of retention costs. This compares to GAAP operating expenses of $61.9 million or 26.7% of revenue last quarter and $62.8 million or 28.2% of revenue in the first quarter 2016.

Looking specifically at selling, general and administrative expenses for the first quarter, SG&A was approximately $39.7 million or 16.8% of revenue compared to $39.1 million or 16.8% of revenue last quarter, and $39.5 million or 17.7% of revenue for the first quarter 2016.

Investment in research and development for the first quarter was approximately $18 million or 7.6% of revenue compared to $17.7 million or 7.6% of revenue last quarter, and $18.1 million or 8.1% of revenue in the first quarter 2016.

Combined, SG&A plus R&D was $57.7 million or 24.4% of revenue compared to $56.8 million or 24.5% revenue in the fourth quarter 2016 and $57.6 million or 25.9% revenue in the first quarter 2016.

Total other expense amounted to approximately $7.3 million for the quarter, including $3.5 million in interest expense and $3.8 million negative currency translation as a result of the stronger Taiwan dollar. Income before taxes and noncontrolling interest in the first quarter 2017 amounted to $2.1 million compared to $2.7 million last quarter and a loss of $2 million in the first quarter of 2016.

Turning to income taxes. Our effective income tax rate for the first quarter 2017 was approximately 26.6%. GAAP net income for the first quarter 2017 was $1.2 million, or $0.02 per diluted share compared to GAAP net income of $1.3 million or $0.03 per diluted share last quarter. And a GAAP net loss of $1.7 million or $0.04 loss per share during the first quarter 2016. The share count, used to compute GAAP diluted EPS for the first quarter 2017 was 49.7 million shares.

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First quarter 2017 non-GAAP adjusted net income was $7 million or $0.14 per diluted share, which excluded, net of tax, $3.9 million of noncash acquisition-related intangible asset amortization cost and $1.8 million of restructuring cost related to KFAB closure accruals. This compares to non-GAAP adjusted net incomes of $7.7 million or $0.15 per diluted share last quarter and $5.9 million or $0.12 per diluted share in the first quarter 2016.

We have included in our earnings release a reconciliation of GAAP net income to non-GAAP net income, which provides additional details. Included in the first quarter of 2017, GAAP net income and non-GAAP adjusted net income was approximately $2.7 million net of tax, noncash, share-based compensation expense. Exuding share-based compensation expense both GAAP EPS and non-GAAP adjusted diluted EPS would have increased by an additional $0.05 per diluted share in the first quarter. Cash flow generated from operations was $45.6 million for the first quarter of 2017. Free cash flow was $26.5 million for the first quarter, which included $19.1 million of capital expenditures. Net cash flow for the quarter was a positive $17.3 million, including the paydown of approximately $11 million of long-term debt.

Turning to the balance sheet. At the end of the first quarter, cash and cash equivalents totaled approximately $265 million and short-term investments totaled approximately $33 million. Working capital was approximately $551 million.

At the end of the first quarter, inventory decreased by approximately $2.2 million from the end of the fourth quarter 2016 to approximately $191 million. The decrease in inventory reflects a decrease in finished goods by $14.3 million and increases in work-in-process of $5.9 million and raw materials of $6.2 million. Inventory days are 107 in the quarter compared to 111 days last quarter.

At the end of the first quarter, accounts receivable was approximately $205 million, a decrease of $12.2 million from last quarter. AR days were 80, compared to 90 last quarter. Our long-term debt, net of the current portion, totaled approximately $400 million.

Capital expenditures again for the first quarter were $19.1 million or 8.1% of revenue, which was within our 5% to 9% revenue model. Depreciation and amortization expense for the first quarter was $23.7 million.

Now, turning to our outlook. For the second quarter of 2017, we expect continued growth in revenue with further improvement in gross margin and profitability. More specifically, revenue is expected to grow to a range of between $250 million and $270 million, or up 5.8% to 14.3% sequentially. We expect GAAP gross margin to be 32.5% plus or minus 1%, including approximately $1 million of KFAB closure-related accruals. Excluding these accruals, we expect non-GAAP gross margin to be approximately 33%. Non-GAAP operating expenses, which are GAAP operating expenses adjusted for KFAB closure costs, retention costs and amortization of acquisition-related intangible assets are expected to be approximately 22.3% of revenue, plus or minus 1%. We expect net interest expense to be approximately $3.3 million and our income tax rate to be 26.5%, plus or minus 3%. Shares used to calculate diluted EPS for the second quarter are anticipated to be approximately 50 million. Please note that the purchase accounting adjustments for Pericom and previous acquisitions of $3.8 million, after tax, and KFAB closure accruals of $800,000, after-tax, are not included in these non-GAAP estimates.

With that said, I will now turn the call over to Mark King.

Mark A. King - Diodes Incorporated - SVP of Sales and Marketing

Thank you, Rick, and good afternoon. First quarter revenue was up 1.8% sequentially and better than typical seasonality, driven by strong sales in North America and Europe in the automotive and industrial segments as well as solid growth in the communications market in Asia.

Globally, OEM sales were down 5.5% while distributor POP was up 6.2%, as channel rebuilt inventory in anticipation of strong Q2 demand. Europe and North America both had record POS quarters, but overall POS was down 8% after a stronger-than-expected Q4 in Asia. Distributor inventory was flat in the first quarter.

Customer activity and design activity once again remains strong across all regions. We continue to penetrate our key customer base with an expanded sales footprint and broader product portfolio with significant customer synergy and cross-selling opportunities for the Pericom products. We set revenue records in the quarter on timing, protection, IntelliFET and CMOS LDOs, driven by recent design wins on new products. In terms of global sales, Asia represented 79% of revenue; Europe, 12%; and North America, 9%. From an end market perspective, consumer represented 27% of revenue; communications, 26%; computing, 19%; industrial, 21%; and automotive was 7%.

Let me now provide more detail within each of our end markets. For the consumer market, we released a family of new low dropout voltage regulators that combine extremely low quiescent current with an exceptionally small package to provide market-leading LDO devices for the growing Internet of Things space. These devices were designed specifically for wearables or other highly space-constrained battery-operated consumer products such as smart watches or activity monitors. One interesting emerging application in this space is what is known as asset trackers, which are miniature devices that can be attached to key rings, cell phones or other

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portable consumer goods to provide tracking capability for locating an item if lost or misplaced. We are working with several companies on innovative products for this emerging market, with the design wins across our logic, audio and LDO devices.

Also new for Q1 in the consumer space were linear LED drivers for decorative and strip lighting as well as rectifier bridges and trenched Schottky parts for LED TVs.

In the communications market, we are seeing increased adoption of our hall effect sensors and smartphone covers. We released a new high-sensitivity dual output unipolar hall switch this quarter, which further expands our presence in this space. We also released several additions to our AC to DC power controller product line, including a constant current, constant voltage power converter that supports the Quick Charge 2.0 protocol as well as a high performance power switch for charger and adapter applications. Key design wins in the mobile communication space during the quarter included several CMOS LDOs into next generation smartphones, plus an expansion open AC to DC content for cell phone chargers targeting Europe and India, in addition to our base market in Asia.

In the computing market, we released a new low-power 5 gigabit Mux/DeMux re-driver to support the USB 3.0 protocol for computing and portable peripheral market space. We continue to see strong acceptance of our USB 3.0 and PCIe re-drivers in desktops, workstation and server applications, with a strong ramp in the quarter on our 10-gigabit USB 3.1 re-driver and our 8-gigabit PCIe SATA combo re-drivers in workstation platforms.

In other computing applications, Diodes launched a family of high-current load switches featuring low quiescent current and a small footprint for portable PCs, ultra books and tablets. We introduced our first USB Power Delivery switch for USB type C applications.

In the industrial market, we received initial orders for our newly released family of 24-volt high-accuracy micropower LDOs. Leading customers in the lighting and e-meter markets have already adopted and are moving to production using this new line.

We also saw increased demand for our standard linear products with key wins for our interface devices in both security control and elevator control systems as well as continued momentum for our LED drivers across a variety of retrofit lighting sockets. Also, for the industrial applications, Diodes launched a range of high-voltage gate drivers including several 50-volt and 100-volt parts aimed at power tools and drones as well as Diodes' first 3-phase 600-volt part for motor driving. As I've mentioned in the past, Diodes' 175-degree C qualified MOSFET technology is ideal for industrial applications. And we added 2 devices to our 40-volt and 64-volt series that are optimized figure-of-merit to minimize losses in switching applications.

And finally, in the automotive market, Diodes launched a stream of new products across several product groups, including MOSFETs, IntelliFETs, Bipolar Transistors, TVS, trench Schottkys and SBR platforms. MOSFETs from Diodes' high-temperature and Shielded Gate MOSprocess technology are becoming the backbone of our expanding automotive qualified discrete product portfolio. MOSFET products from this family continue to drive customer qualification activity and design in among Diodes' Tier 1 automotive customers.

We were also very pleased to release the industry's first packet switches that are auto-qualified through AEC-Q100 grade 3. These new PCI express packet switches target applications in infotainment, telematics and Advanced Driver Assistance Systems. The vision-based ADAS systems for autonomous driving vehicles will require significant data processing and PCI express is emerging as the protocol of choice. We are working with multiple market-advancing customers in this space and are well-positioned to support this exciting new area. Also in the automotive market, we are seeing a move to USB type C connectors for charging and data transmission in vehicles and are working with several major module manufacturers to provide a complete automotive type C solution.

In summary, we had a solid quarter, with above seasonal results and are expecting an acceleration of growth in the second quarter on continued market strength. We are well-positioned across our customer base with an expended sales footprint and product line to drive long-term revenue growth and share gains.

With that, I'll open the floor to questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) Our first question does come from the line of Gary Mobley with Benchmark.

Gary Wade Mobley - The Benchmark Company, LLC, Research Division - Research Analyst

Dr. Lu, correct me if I'm wrong, but isn't your target model 35% gross margins on a $1 billion of revenue?

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Keh-Shew Lu - Diodes Incorporated - CEO, President and Director

Margins 35%? And what's your question? 35%?

Gary Wade Mobley - The Benchmark Company, LLC, Research Division - Research Analyst

Yes. So the question is, you're in essence guiding for an annualized revenue run rate of $1 billion in Q2, but yet your gross margin guidance is only 33%. Could you help reconcile the difference there?

Keh-Shew Lu - Diodes Incorporated - CEO, President and Director

(technical difficulty)

You know some of the CSP, some of the BDFN. Those are high end of the packaging. We are short of those capacity. So we still continue invest in that area and some of those are 33%. Some of that's standard or packaging. We still have some underutilization. And at the same time, we are continuing to change our mix. So when we get to future, we believe we are on the way to get this 35% GP.

Operator

And our next question is from the line of Tristan Gerra with Baird.

Tristan Gerra - Robert W. Baird & Co. Incorporated, Research Division - MD and Senior Research Analyst

Could you give us what the utilization rate was in the quarter? And what you expect in the coming quarter? And also, any sense of the percentage change or decline in ASPs in the quarter?

Keh-Shew Lu - Diodes Incorporated - CEO, President and Director

Okay. I think Rick can give you that utilization.

Richard D. White - Diodes Incorporated - CFO and Secretary

So -- well first of all, let's talk about pricing. On a mix independent basis, which means that it's not dependent upon the types of product sold, it was about 2%, which is right in the midpoint of where we think it normally is. And the utilization was impacted because in the first quarter, we had Chinese New Year, but the assembly tests areas are in the 79% to 80% range. KFAB, of course, was low because of the January and February issues. OFAB was 90%, which is better than what we would expect a wafer fab to run; and then the SFABS, the Shanghai fabs, were in the 60% range.

Tristan Gerra - Robert W. Baird & Co. Incorporated, Research Division - MD and Senior Research Analyst

Great. And also, if you could provide an update on the Kansas City fab consolidation; and also in terms of the savings that you expect to generate from that consolidation.

Richard D. White - Diodes Incorporated - CFO and Secretary

Yes. So we've committed to the landlord that we will turn the building back to them on November 15, 2017. And we will be moving that production to our own internal fabs and to external fabs. And I think we said previously that we would be saving about $3 million a quarter, starting whenever the fabs are fully utilized overseas.

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Keh-Shew Lu - Diodes Incorporated - CEO, President and Director

I think what we actually said was $10 million to $15 million of the saving after we fully rent in the SFAB and OFAB.

Operator

(Operator Instructions) Our next question comes from the line of Shawn Harrison with Longbow Research.

Shawn Matthew Harrison - Longbow Research LLC - Senior Research Analyst

If we look at the 10% sequential revenue growth guidance, knowing the second quarter is typically seasonally strong, what market sectors would be maybe above or below that growth rate sequentially for the June quarter?

Mark A. King - Diodes Incorporated - SVP of Sales and Marketing

I think we're having a relatively -- to be honest with you, I think we're seeing some decent revenue across segments. I think you'll see our industrial, automotive and communication segments probably leading; probably the one that's the slowest may be communications. Computers, looks like we have a lot of new products in and some next-generation desktop, notebook and servers. So we believe we're going to see a little bit of prebuild into the third quarter on that. So I think you could say that pretty much all segments are up, when our numbers are in that good of -- when we're showing such strong guidance.

Keh-Shew Lu - Diodes Incorporated - CEO, President and Director

Pericom, too. Pericom from the acquisition. I think Pericom will start to ramp in the second quarter.

Shawn Matthew Harrison - Longbow Research LLC - Senior Research Analyst

In the ramp in that -- is that because of the one of the larger customers there better coming back with new products or you've been able to kind of continue to grow the portfolio as well?

Mark A. King - Diodes Incorporated - SVP of Sales and Marketing

I think we're broad-based growth, but I think we have had some long-awaited design wins that are going to start to -- that are starting to come into production in mid second quarter and through third and fourth quarter.

Keh-Shew Lu - Diodes Incorporated - CEO, President and Director

And one of the area is our frequency product. The product that originally Pericom de-emphasized those kind of products, okay? Crystal and crystal oscillators. And since Diode took over, we change direction. We went out to the customer. We want to grow this area. And I think now the customer coming back and we start to fit the capacity to ramp it. So those will be another factor of the growth from Pericom acquisition.

Shawn Matthew Harrison - Longbow Research LLC - Senior Research Analyst

Then if I may, just one follow-up. There's some concerns about double ordering by distributors or even by OEMs, given lead times within some semiconductors moving out. But it looks like your inventory was flat, the POS was relatively strong excluding Asia. Maybe if there's any other pieces of data that you can give us to just assuage some concerns out there that you're seeing some reckless order patterns?

Mark A. King - Diodes Incorporated - SVP of Sales and Marketing

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Yes. We watch that pretty closely. And we look at the order patterns, we look at where people are. Yes, certainly channels being more aggressive, but it's more aggressive over longer periods rather than trying to pack it all into one quarter. So when we -- when product is a little tighter, then we start to look at our base demand in each on of our product areas and one of our packages. And we're really not seeing -- even with the KFAB area, we're not really seeing people, like, focused on trying to hoard parts or anything. It's really more just kind of working through on a schedule. So I would say that the aggressive marketplace is a little bit more aggressive on a longer-term basis rather than stacking up. And as you said and as -- I think we said in the script, North America and Europe had record POS quarters. And we expect Asia to have a big bounce back second quarter.

Operator

I'm not showing any further questions. I'll now turn the call back to Dr. Lu for closing remarks.

Keh-Shew Lu - Diodes Incorporated - CEO, President and Director

Thank you for your participation today. Operator, you may now disconnect.

Operator

Ladies and gentlemen, this does conclude the program, and you may now disconnect. Everyone, have a great day.

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